Exhibit 10.6

May 21, 2014

Christoph Westphal, M.D., Ph.D.

Dear Christoph:

It is my pleasure to confirm the terms of your continued employment with Flex Pharma, Inc. (the “Company”).  On behalf of the Company, I set forth below the terms of your employment:

1.                          Employment.  You will be employed to serve as the Company’s President and Chief Executive Officer.  You shall report to the Company’s Board of Directors (the “Board”) and shall perform the duties of your position, with responsibility for all aspects of the Company’s business and operations, and such other duties as reasonably may be assigned to you by the Board.  You agree to devote a plurality of your full business time and your reasonable commercial efforts, business judgment, skill and knowledge to the advancement of the business and interests of the Company and to the discharge of your duties and responsibilities for the Company.  You agree to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein that may be adopted from time to time by the Company.

2.                          Compensation.  You will receive an annual salary of $450,000, which will be paid bi-monthly in accordance with the Company’s normal payroll procedures.  You will be eligible to receive an annual bonus (the “Performance Bonus”) based on your performance as determined by the Board or the Compensation Committee thereof for each calendar year or partial calendar year during your employment. The target amount of the Performance Bonus shall be equal to fifty percent (50%) of your annual salary and be based on parameters determined by you and the Board or Compensation Committee, with the amount of the actual Performance Bonus payable for each year determined by the Board or Compensation Committee.

3.                          Vacation.  Vacation may be taken at such times and intervals as are consistent with the business needs of the Company, and otherwise shall be subject to the policies of the Company, as in effect from time to time.

4.                          Non-Solicitation, Non-Competition, Confidential Information and Inventions Assignment.  It is understood and agreed that, coincident with the date hereof, you will execute the Employee Non-Solicitation, Non-Competition, Confidential Information and Inventions Assignment Agreement in the form attached as Exhibit A (the “NDA”).

5.                          Other Obligations.

(a)                      You represent and warrant that your signing of this letter and the performance of your obligations hereunder will not breach or be in conflict with any other agreement to which you are a party or are bound, and that you are not now subject to any covenants against competition or similar covenants or any court order that could affect the performance of your obligations hereunder.

(b)                      The Company acknowledges that you are a managing director of, and occupy other positions with, Longwood Fund, LLC and its successors and affiliates (collectively, “Longwood”), a venture capital fund that invests in the Company, and that in such capacity certain business opportunities may be presented to you and certain information may be furnished to you by third parties that relate to the business and affairs of the Company.  Pursuant to the Delaware General Corporation Law, the Company acknowledges and agrees that it has no interest or expectancy in any such opportunities, or in being offered an opportunity to participate in any such opportunities, and that you will be free to pursue any such opportunities on behalf of Longwood. The Company hereby waives, and agrees not to enforce, any fiduciary obligations that you might otherwise have to the Company under Delaware law in connection with any such opportunities, and agrees to indemnify and hold you harmless (and advance fees, costs and expenses) in the event any claim is made or action commenced against you alleging a breach of duty to the Company under Delaware law as a result of your pursuit of any such opportunities for the benefit of Longwood or your failure to pursue such opportunities for the benefit of the Company.  The agreement of the Company set forth in this Section 5(b) shall continue in full force and effect following the termination of your employment as President or CEO, and shall apply to all future positions you may hold with the Company (including without limitation as a member of the Board).  For the avoidance of doubt, nothing in this Section 5(b) shall derogate from your obligation to comply with the terms of the NDA, and the Company shall have all contractual remedies available to it in the event of a breach of the NDA, and shall have no obligation to indemnify you or hold you harmless in the event that it takes any action to enforce, or recover any damages for breach of, the terms of the NDA.

6.                          At-Will Employment.  This letter shall not be construed as an agreement, either express or implied, to employ you for any stated term.  Both the Company and you remain free to end the employment relationship for any reason, at any time, with or without cause or notice.  Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at-will” nature of your employment may only be changed by a written agreement signed by you and an authorized representative of the Company that expressly states the intention to modify the at-will nature of your employment.  Similarly, nothing in this letter shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the termination of your employment with the Company.

7.                          Miscellaneous.  This letter, together with the NDA, sets forth the entire agreement between you and the Company and replaces all prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of your employment.  If any portion or provision of this letter shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this letter, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this letter shall be valid and enforceable to the fullest extent permitted by law.  This letter shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to the conflict-of-laws principles thereof.  All disputes arising out of or related to this letter shall be resolved in the state or federal courts of the Commonwealth of Massachusetts, to whose exclusive personal jurisdiction the parties hereby consent.  You and the Company hereby irrevocably waive, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this letter or the transactions contemplated hereby.

If this letter correctly sets forth the terms under which you will be employed by the Company, please sign the enclosed duplicate of this letter in the space provided below and return it to me, along with a signed copy of the NDA.

Sincerely,

/s/ Steve Kraus
Steve Kraus
Chair, Compensation Committee

The foregoing correctly sets forth the terms of my at-will employment with Flex Pharma, Inc.  I am not relying on any representations other than those set forth above.

/s/ Christoph Westphal
Christoph Westphal, M.D., Ph.D.
Date: 5/29/14

Exhibit A

Employee Non-Solicitation, Non-Competition, Confidential Information and Inventions Assignment Agreement